Exhibit 99.2

Grace News

Media Relations:	Investor Relations:
William M. Corcoran	Mark Sutherland
T +1 410.531.4203	T +1 410.531.4590
E william.corcoran@grace.com	E mark.sutherland@grace.com

AGREEMENT IN PRINCIPLE IS REACHED TO SETTLE OBJECTIONS TO

GRACE’S PLAN OF REORGANIZATION FROM LIBBY, MONTANA CLAIMANTS

COLUMBIA, MARYLAND — January 31, 2012 — W. R. Grace & Co. (NYSE: GRA) announced today that agreements in principle have been reached among itself, co-proponents of its joint plan of reorganization, BNSF railroad, several insurance companies and the representatives of Libby asbestos personal injury claimants, to settle objections to the joint plan. The agreements in principle are subject to execution of definitive agreements and approval by the U.S. Bankruptcy Court for the District of Delaware.  Pursuant to the agreements, the objections to the joint plan by the Libby claimants and BNSF would be settled, and those parties would forego any further appeals to the plan.

“I want to thank everyone who worked so hard to bring this settlement together,” said Fred Festa, Grace’s Chairman and CEO. “Coupled with today’s District Court decision affirming our plan of reorganization, we are moving closer to emergence.”

Among the items covered in the agreements is a requirement for Grace to turn the currently Grace-operated Libby Medical Program over to a locally administered trust, and to fund the trust with $19.5 million.  Grace began the Libby Medical Program in 2000 and has spent more than $20 million on the health care of the participants over the last 11 years. Once the trust assumes responsibility for the Libby Medical Program, Grace will no longer have any operational, funding, or other responsibility for the program.

In addition to amounts funded by Grace under the agreements in principle, settlements involving BNSF, its insurers and the Libby claimants will provide the Libby claimants with additional money.  Payments to Libby claimants under the joint plan are not affected by the Grace-Libby agreement regarding Libby Medical Program responsibilities, and would commence shortly after the joint plan becomes effective.

Grace filed for protection under Chapter 11 in 2001.  Its joint plan was approved by the U.S. Bankruptcy Court in January 2011.  On January 31, 2012, the U.S. District Court issued an order denying all appeals of the confirmation order and affirming the Plan in its entirety.

The company will address the developments in its Chapter 11 case in prepared remarks at the introduction of the company’s fourth quarter 2011 earnings teleconference, which will be webcast on Wednesday, February, 1, 2012, at 11:00 a.m. ET.  Instructions for accessing the webcast can be found on the Investors Information page at www.grace.com.

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About Grace

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

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Corporate Communications

W. R. Grace & Co.-Conn.

7500 Grace Drive

Columbia, MD 21044